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                                                                 ARTHUR ANDERSEN







                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the use of our report dated April 14, 2000, and to all references to our Firm included in or made a part of this registration statement of Nuveen Multistate Trust II (comprising the Nuveen California Municipal Bond Fund, Nuveen California Insured Municipal Bond Fund, Nuveen Flagship Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen Massachusetts Insured Municipal Bond Fund, Nuveen Flagship New Jersey Municipal Bond Fund, Nuveen New York Municipal Bond Fund and Nuveen New York Insured Municipal Bond Fund).

                                       /s/ Arthur Andersen LLP

Chicago, Illinois
June 23, 2000